As filed with the Securities and Exchange Commission on February 11, 2025
Registration No. 333-262127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERIMETER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-2098357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8000 Maryland Ave., Suite 350
Clayton, Missouri
63105
(314) 396-7343
(Address, including zip code, of Principal Executive Offices)

Perimeter Solutions, SA 2021 Equity Incentive Plan
(Full title of the plan)
Haitham Khouri
8000 Maryland Avenue
Clayton, Missouri 63105
(314) 396-7343
(Name, address and telephone number, including area code, of agent for service)

With copies to:
Flora R. Perez, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-262127 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Perimeter Solutions, Inc., a Delaware corporation (the “Company”), as the successor to Perimeter Solutions, SA, a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 28, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (“Perimeter Luxembourg”). On November 20, 2024, Perimeter Luxembourg consummated the conversion (the “Redomiciliation Transaction”) of Perimeter Luxembourg into a corporation incorporated under the laws of the State of Delaware, after which, Perimeter Luxembourg will continue as an entity under the name “Perimeter Solutions, Inc.” This Amendment pertains to the adoption by the Company of the Registration Statement. The Company hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Amendment does not reflect any increase in the number of shares of the Company’s common stock, par value $0.0001 per share (the “common stock”), issuable pursuant to the plan listed on the cover page hereof above the numbers previously approved and disclosed.
For the purposes of this Amendment and the Registration Statement, references to the “Company,” “Perimeter,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Redomiciliation Transaction, Perimeter Luxembourg and, as of any time after the Redomiciliation Transaction, Perimeter Solutions, Inc. The information contained in this Amendment sets forth additional information to reflect the Redomiciliation Transaction. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomiciliation Transaction will not reflect the change in our name, jurisdiction of incorporation or capital structure.
The Redomiciliation Transaction was effected in the manner described in Perimeter Luxembourg’s registration statement on Form S-4 (the “Form S-4”), which was filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2024 (File No. 333-281134). The Redomiciliation Transaction was completed in accordance with articles 100-2, 100-3 and 1300-2 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”), the procedures of article 450-3 et seq. of the Luxembourg Company Law, and the domestication procedures of Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which the Company continued its legal existence in Delaware as if Perimeter Luxembourg had originally been incorporated under Delaware law. Our consolidated business, operations, assets and liabilities, as well as our principal locations (other than our registered office in the Grand Duchy of Luxembourg) and fiscal year, were the same immediately after the Redomiciliation Transaction as they were immediately prior to the Redomiciliation Transaction. In addition, the directors and executive officers of the Company immediately after the Redomiciliation Transaction were the same individuals who were directors and executive officers, respectively, of Perimeter Luxembourg immediately prior to the Redomiciliation Transaction.
The Company’s common stock continues to be listed for trading on the New York Stock Exchange under the ticker symbol “PRM.” Upon effectiveness of the Redomiciliation Transaction, the Company’s CUSIP number relating to its common stock changed to 71385M 107.
In connection with the Redomiciliation Transaction, (i) the ordinary shares, with a nominal value of $1.00 per share (the “Lux ordinary shares”) of Perimeter Luxembourg and (ii) the redeemable preferred shares, with a nominal value of $10.00 each (the “Lux preferred shares”), of Perimeter Luxembourg converted by operation of law into on a one-for-one basis into (i) shares of common stock of the Company, and (ii) shares of preferred stock of the Company, par value $0.0001 per share (the “preferred stock”) in accordance with the terms of the certificate of incorporation of the filed with the Secretary of State of the State of Delaware (the “Charter”). The number of shares of common stock and preferred stock of the Company outstanding immediately after the Redomiciliation

Transaction was the same as the number of Lux ordinary shares and Lux preferred shares, respectively, of Perimeter Luxembourg outstanding immediately prior to the Perimeter Luxembourg. Consequently, each holder of a Lux ordinary share or Lux preferred share of Perimeter Luxembourg immediately prior to the Redomiciliation Transaction held, immediately thereafter, a share of common stock or preferred stock, respectively, of the Company representing the same proportional equity interest in the Company as that shareholder held in Perimeter Luxembourg and representing the same class of shares.
The rights of holders of the Company’s common stock are now governed by the Company’s Charter, its Delaware bylaws (the “Bylaws”) and the DGCL, each of which is described in the Company’s final prospectus relating to the Redomiciliation Transaction, which was filed with the Commission pursuant to Rule 424(b)(3) on October 30, 2024 (the “Final Prospectus”). The Final Prospectus is part of the Form S-4.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Amendment will be delivered in accordance with Form S-8 and Rule 428(d) under Securities Act. These documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following document(s) filed with the Commission by the Company, pursuant to the Securities Act and the Exchange Act, are incorporated herein by reference:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission on February 22, 2024;

(2)
the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024, as filed with the Commission on May 9, 2024, August 1, 2024, and November 12, 2024, respectively;

(3)
the Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), as filed with the Commission on February 27, 2024, March 20, 2024, May 28, 2024, October 1, 2024.

(4)	the Company’s Current Report on Form 8-K12B, as filed with the Commission on November 20, 2024, including any amendments or reports filed for the purpose of updating such description;

(5)
the description of the Company’s common stock, included in the Final Prospectus, as filed with the Commission on October 30, 2024, under the caption “Description of Perimeter Delaware Securities” therein, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02 or 7.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.
ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
None.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Charter provides that, to the fullest extent permitted by law, the Company has the power to provide rights to indemnification to its current and former officers, directors, employees, and agents and to any person who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.
The Bylaws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may later be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such proceeding.
Furthermore, the Bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL.
In connection with the Redomiciliation Transaction, the Company entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Charter and Bylaws. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description

3.1	Certificate of Incorporation of Perimeter Solutions, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B, filed on November 20, 2024)

3.2	Bylaws of Perimeter Solutions, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B, filed on November 20, 2024)

3.3	Form of Certificate of Domestication of Perimeter Solutions, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-4, filed on October 25, 2024)

4.1
Indenture, dated as of October 22, 2021, between EverArc Escrow S.à r.l. and U.S. Bank National Association (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-4, filed on October 21, 2021)

5.1*	Opinion of Greenberg Traurig, P.A.

23.1*	Consent of BDO USA, P.C.

23.2*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Amendment)

99.1	Perimeter Solutions, SA 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-4, filed on November 10, 2021)

99.2	Form of 2021 Stock Option Agreement (As Amendment) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on May 12, 2023)

99.3	Form of 2022 Stock Option Agreement (As Amendment) (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed on May 12, 2023)

99.4	Form of 2023 Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed on May 12, 2023)

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on the 11th day of February, 2025.

PERIMETER SOLUTIONS, INC.

By:	/s/ Haitham Khouri
Name:	Haitham Khouri
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Haitham Khouri and Noriko Yokozuka his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following person in the capacities indicated and on the date indicated below.

Signature	Title	Date

/s/ Haitham Khouri	Chief Executive Officer and Director	February 11, 2025
Haitham Khouri	(Principle Executive Officer)

/s/ Kyle Sable	Chief Financial Officer	February 11, 2025
Kyle Sable	(Principal Financial Officer and Principal Accounting Officer)

/s/ W. Nicholas Howley	Co-Chairman of the Board	February 11, 2025
W. Nicholas Howley

/s/ William N. Thorndike, Jr.	Co-Chairman of the Board	February 11, 2025
William N. Thorndike, Jr.

/s/ Edward Goldberg	Vice Chairman of the Board	February 11, 2025
Edward Goldberg

/s/ Vivek Raj	Director	February 11, 2025
Vivek Raj

/s/ Tracy Britt Cool	Director	February 11, 2025
Tracy Britt Cool

/s/ Bernt Iversen II	Director	February 11, 2025
Bernt Iversen II

/s/ Sean Hennessy	Director	February 11, 2025
Sean Hennessy

/s/ Robert S. Henderson	Director	February 11, 2025
Robert S. Henderson

/s/ Jorge L. Valladares III	Director	February 11, 2025
Jorge L. Valladares III